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                                                                    EXHIBIT 23.3

              [LETTERHEAD OF FERGUSEN & CO., L.L.P. APPEARS HERE]

                                November 1, 1996



Board of Directors
First Federal Savings And Loan Association of Cullman
325 Second Street SE
Cullman, Alabama  35055

Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of First Federal Savings and Loan Association of Cullman, Cullman, Alabama, and any amendments thereto, and in the Form SB-2 Registration Statement of Southern Community Bancshares, Inc., and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Southern Community Bancshares, Inc.

                                  Sincerely,



                                  Robin L. Fussell
                                  Principal